UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 20, 2023

CAREDX, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-36536	94-3316839
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

8000 Marina Boulevard, 4th Floor

Brisbane, California 94005

(Address of Principal Executive Offices) (Zip Code)

(415) 287-2300

Registrant’s telephone number, including area code

N/A

(Former Name, or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Exchange Act:

(Title of each class)	(Trading Symbol)	(Name of exchange on which registered)
Common Stock, $0.001 Par Value	CDNA	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 20, 2023, Abraham Ronai, the Chief Administrative & Legal Officer and Secretary of CareDx, Inc. (the “Company”), resigned from the Company. His last day of employment will be September 30, 2023, and effective October 1, 2023, he will transition to the role of Senior Legal Advisor to the Chairperson of the Board of Directors of the Company (the “Chairperson”).

In connection with Mr. Ronai’s resignation, on September 20, 2023, the Company entered into a separation agreement with Mr. Ronai (the “Separation Agreement”). Pursuant to the Separation Agreement, Mr. Ronai released any claims against the Company, the Company released claims against Mr. Ronai arising out of his employment with, or separation from, the Company, and the Company will (i) pay Mr. Ronai an amount equal to $35,000 per month for 14 months from the date of his separation, payable in accordance with the Company’s normal payroll practices, and $252,000, his full annual bonus for 2023 at target, payable in accordance with the Company’s standard bonus schedule in February 2024, and (ii) reimburse him for health insurance coverage under COBRA until the earlier of 18 months from his employment separation date or when he becomes eligible for group health insurance coverage through a new employer.

In connection with Mr. Ronai’s resignation, the Company also entered into a legal consulting agreement with Mr. Ronai (the “Consulting Agreement”) for services as a Senior Legal Advisor to the Chairperson, which will be effective October 1, 2023. Pursuant to the Consulting Agreement, commencing October 1, 2023, Mr. Ronai will provide up to 40 hours of consulting services to the Company in any given month for an initial period of twelve months (the “Term”), which may be renewed for additional agreed upon periods upon written agreement of the Company and Mr. Ronai at least 90 days prior to the end of the Term. As consideration for the services to be provided by Mr. Ronai to the Company pursuant to the Consulting Agreement, the Company will pay Mr. Ronai an aggregate of $115,000 for the first three months of the Term and $25,000 per month of services provided during the remainder of the Term (the “Fee”). Additionally, Mr. Ronai’s outstanding unvested restricted stock unit awards shall continue vesting according to the original vesting schedules during the Term. If the Company terminates the Consulting Agreement prior to the expiration of the Term for any reason other than “Good Cause” (as defined in the Consulting Agreement), the Company shall pay Mr. Ronai a lump sum equal to the then-unpaid Fee for the remaining portion of the Term. Pursuant to the Consulting Agreement, the Company granted Mr. Ronai 360,000 restricted stock units (the “RSUs”), of which 50% shall vest upon termination of the Consulting Agreement, other than a termination by Mr. Ronai (unless for “Good Reason” (as defined in the Consulting Agreement)) or a termination by the Company for Good Cause, and the remaining 50% shall vest on the earlier of October 1, 2024 and the termination of the Consulting Agreement other than a termination (y) by Mr. Ronai (unless for Good Reason) or (z) by the Company for Good Cause. In addition, all unvested equity awards then held by Mr. Ronai will automatically accelerate in full: (a) in the event of Mr. Ronai’s death or disability (as set forth in the Consulting Agreement), (b) if the Consulting Agreement term is not renewed, (c) if Mr. Ronai terminates the Consulting Agreement for Good Reason, or (d) if the Company terminates the Consulting Agreement without Good Cause.

The Consulting Agreement also contains customary confidentiality and non-solicitation provisions.

The foregoing descriptions of the Separation Agreement and Consulting Agreement are not complete and are qualified in their entirety by reference to the full texts of the Separation Agreement and Consulting Agreement, which will be filed as exhibits to the Company’s Quarterly Report on Form 10-Q for the quarter ending September 30, 2023.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

104	Cover Page Interactive Data File, formatted in Inline Extensible Business Reporting Language (iXBRL)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 26, 2023	CAREDX, INC.

	By:	/s/ Reginald Seeto, MBBS
Reginald Seeto, MBBS
Chief Executive Officer & President